Exhibit 99.1

Transocean Ltd.
Investor Relations and Communications Dept.

Analyst Contact:	Gregory S. Panagos	News Release
+1 713-232-7551
Media Contact:	Guy A. Cantwell	FOR RELEASE: February 11, 2011

+1 713-232-7647

TRANSOCEAN LTD. BOARD SEEKS SHAREHOLDER APPROVAL FOR U.S.

$1 BILLION DIVIDEND, TWO NEW DIRECTORS

ZUG, SWITZERLAND—Transocean Ltd. (NYSE: RIG) (SIX: RIGN) today announced that the Board of Directors is recommending that the company’s shareholders approve at the 2011 Annual General Meeting a U.S. dollar-denominated dividend of approximately U.S. $1 billion out of additional paid-in capital and payable in four quarterly installments. The Board of Directors expects that the four payment dates of the proposed dividend out of additional paid-in capital will be set in June 2011, September 2011, December 2011 and March 2012.

The proposed dividend will be contingent on shareholders approving at the same meeting a rescission of the U.S. $1 billion cash distribution in the form of a par value reduction, which shareholders approved at the 2010 Annual General Meeting, but which was subsequently blocked by the Commercial Register of the Canton of Zug and the Administrative Court of the Canton of Zug. The proposed dividend amount further assumes that no payment will be made under the 2010 distribution.

Due to, among other things, the uncertainty of the timing and outcome of the pending appeal with the Swiss Federal Supreme Court, the Board of Directors believes it is in the best interest of the company to discontinue with the disputed 2010 distribution and to file a request to stay the pending appeal with the Swiss Federal Supreme Court against the decision of the Administrative Court until shareholders have voted on the proposed rescission of the 2010 distribution. Under new Swiss tax laws effective January 1, 2011, shareholders will not incur Swiss withholding tax on the proposed dividend out of additional paid-in capital. Unlike a distribution by way of a par value reduction, a dividend out of additional paid-in capital will not require registration with the commercial register.

In addition, the Board of Directors is also recommending that the company’s shareholders at the 2011 Annual General Meeting approve, among other items:

•	The re-election of Ian C. Strachan and Martin B. McNamara as Class III Directors for three-year terms.

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The election of Jagjeet S. Bindra as a Class III Director for a three-year term. Mr. Bindra is the retired President of Chevron Global Manufacturing and has previously served in a variety of positions at Chevron group.

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The election of Tan Ek Kia as a Class I Director for a one-year term. Mr. Tan is the retired Vice President, Ventures and Developments, Asia Pacific and Middle East Region of Shell Chemicals, and has previously served in a variety of positions at Shell group.

The company also announced that Robert E. Rose, the Chairman of the Board of Directors, and Victor E. Grijalva will not stand for re-election at the 2011 Annual General Meeting due to reaching the age limitation for directors as set out in the company’s Corporate Governance Guidelines. The Board will elect a new chairman following the annual general meeting.

In addition, the company announced that Richard L. George notified the company of his resignation as a director of the company with immediate effect because of the demands of his duties as President and Chief Executive Officer of Suncor Energy Inc.

The 2011 Annual General Meeting, which will open to shareholders of record as of April 26, 2011, will be held at 4 p.m., CET, on May 13, 2011, in Cham, Switzerland. Additional details on the meeting will be provided to shareholders in the company’s proxy statement.

Forward-Looking Statements

Statements in this news release regarding the proposed dividend and timing of dividend payment dates, as well as any other statements that are not historical facts, are forward-looking statements that involve certain risks, uncertainties and assumptions. These include but are not limited to shareholder approval, the number of shares outstanding at the time of the payment of the dividend, exchange rates, operating hazards and delays, actions by customers and other third parties, actions by regulatory authorities, the future price of oil and gas, actual revenues earned and other factors detailed in the company’s most recent Form 10-K and other filings with the Securities and Exchange Commission (SEC), which are available free of charge on the SEC’s website at www.sec.gov. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated.

About Transocean

Transocean is the world’s largest offshore drilling contractor and the leading provider of drilling management services worldwide. With a fleet of 138 mobile offshore drilling units as well as one ultra-deepwater newbuild drillship and a high-specification jackup under construction, Transocean’s fleet is considered one of the most modern and versatile in the world due to its emphasis on technically demanding segments of the offshore drilling business. Transocean owns or operates a contract drilling fleet of 47 High-Specification Floaters (Ultra-Deepwater, Deepwater and Harsh-Environment semisubmersibles and drillships), 25 Midwater Floaters, nine High-Specification Jackups, 54 Standard Jackups and other assets utilized in the support of offshore drilling activities worldwide.

For more information about Transocean, please visit our website at www.deepwater.com.

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